Insider Trading Policy GLD-004 Policy owner: Chief Legal Officer Version: 1.8 Policy status: Approved Revision Date: 5/06/2025 Purpose In order to take an active role in the prevention of insider trading violations by its officers, directors, employees and other related individuals, 8x8 has adopted this Insider Trading policy. Scope This policy applies to all 8x8 employees, interns, vendors, consultants and contractors, and those of 8x8 subsidiaries (“the 8x8 workforce”). Policy Statement This policy establishes the 8x8 policy for the prevention of insider trading violations by its officers, directors, employees and other related individuals. The entire 8x8 workforce must comply with all aspects of this policy as stated in the ‘Insider Trading And Confidentiality Policy Statement’ contained in Exhibit A, included at the end of this document. Click to the read the Insider Trading And Confidentiality Policy Statement contained in Exhibit A Policy Rationale and Detail The Company has adopted the Insider Trading and Confidentiality Policy Statement attached hereto as Exhibit A (the “Policy”), which prohibits trading based on material nonpublic information regarding the Company (“Inside Information”). The Policy covers officers, directors and all other employees of, or consultants to, the Company, as well as family members of such persons, and others, in each case where such persons have or may have access to Inside Information. The Policy (and/or a summary thereof) is to be circulated to all current directors and employees and delivered to all new directors, employees and consultants on the commencement of their relationships with the Company. Policy Document Confidential 1

Insider Trading Policy GLD-004 Policy owner: Chief Legal Officer Version: 1.8 Policy status: Approved Revision Date: 5/06/2025 Roles and Responsibilities Section 16 Individuals The Company has determined that its directors and certain officers are subject to the reporting and penalty provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (the “Section 16 Individuals”). The Section 16 Individuals will be determined by the Company from time to time to reflect the election of new officers or directors, any change in function of current officers and the resignation or departure of current officers and directors. Other Restricted Persons The Company has determined that certain other persons, who have been notified by the Company, together with the Section 16 Individuals, are subject to certain additional restrictions under the Policy because, in the normal course of their duties, such persons have, or are likely to have, regular access to Inside Information. Under special circumstances, certain other persons may come to have access to Inside Information and become subject to additional restrictions for a period of time. 8x8 Compliance Officer The Compliance Officer is the Company’s Chief Legal Officer, unless otherwise changed in the sole discretion of the Company. The Compliance Officer is responsible for, but not be limited to, the following: A. Assisting the Company’s Board of Directors in implementation of the Policy. B. Pre-clearing all securities transactions by all persons subject to mandatory pre-clearance of trades in compliance with the Policy and all applicable law; C. Designating a Section 16 Filing Coordinator for assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals. D. Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16 Individuals under Section 16 of the Exchange Act. Policy Document Confidential 2

Insider Trading Policy GLD-004 Policy owner: Chief Legal Officer Version: 1.8 Policy status: Approved Revision Date: 5/06/2025 E. Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Forms 144, Schedules 13D and G, officers’ and directors’ questionnaires, and reports received from the Company’s stock administrator and transfer agent, to review trading activity by officers, directors and others who have, or may have, access to Inside Information. F. Circulating the Policy (and/or a summary thereof) to all directors and employees on an annual basis, and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Inside Information. G. Coordinating with Company counsel regarding compliance activities with respect to Rule 144 sales. H. Coordinating implementation of trading plans adopted in compliance with Rule 10b5-1 of the Exchange Act, including, approving the form and content of such plans with the advice of legal counsel; provided, however, that the Compliance Officer is not responsible for determining whether such plans comply with Rule 10b5-1. 8x8 Chief Legal Officer The Company’s most senior legal advisor (the “Chief Legal Officer”) serves as the 8x8 Compliance Officer unless otherwise changed in the sole discretion of the Company. The 8x8 Chief Legal Officer is the approval authority for 8x8’s Insider Trading Policy. Any material changes to this policy require Chief Legal Officer approval and Board approval. 8x8 Legal team The 8x8 Legal team is responsible for overseeing corporate governance and business policy. Their role within the Legal Policy Framework is to review legal policies prior to the approval provided by the 8x8 Chief Legal Officer. All 8x8 Managers Managers at 8x8 are responsible for ensuring that the 8x8 workforce acts in accordance with 8x8 Insider Trading Policy. 8x8 managers shall regularly assess compliance of their organization to all corporate policies, standards, procedures, and guidelines and conduct a risk assessment and take corrective action as necessary to bring their organizations into compliance. Policy Document Confidential 3

Insider Trading Policy GLD-004 Policy owner: Chief Legal Officer Version: 1.8 Policy status: Approved Revision Date: 5/06/2025 The 8x8 Workforce All employees of 8x8 are required to comply with the 8x8 Insider Trading Policy as stated in the ‘Insider Trading And Confidentiality Policy Statement’ contained in Exhibit A included at the end of this document. Doing so is mandatory and essential to maintaining the 8x8 reputation for quality, honesty, and integrity. Enforcement Compliance with this policy is mandatory. Any employee found to have violated this policy or its supporting standards or procedures may be subject to disciplinary action, up to and including termination of employment. Policy Exceptions Not complying with 8x8 corporate policies is only allowed when a corporate policy exception has been granted through the process given here Supporting Standards, Procedures and Guidelines Document Type Description Exhibit A INSIDER TRADING AND CONFIDENTIALITY POLICY STATEMENT policy Describes the conditions and quality necessary to implement this policy Policy Document Confidential 4

Insider Trading Policy GLD-004 Policy owner: Chief Legal Officer Version: 1.8 Policy status: Approved Revision Date: 5/06/2025 Exhibit A INSIDER TRADING AND CONFIDENTIALITY POLICY STATEMENT This policy statement sets forth procedures which all personnel of 8x8, Inc. (the “Company”) at every level must follow arising from the Company’s responsibilities as a public company. The failure to comply with these procedures could result in a serious violation of the securities laws by you and/or the Company. A. Prohibition Against Trading on Undisclosed Material Information -- “Insider Trading”. Except as indicated in this policy statement, an insider should not buy or sell securities of the Company while in possession of material nonpublic information about the Company (“Inside Information”). An “insider” is a person who possesses, or has access to, material information concerning the Company that has not been fully disclosed to the public (see below for definition of “material information”). This policy also applies to immediate families (defined as direct family living in the same household) of such insiders and any other person or entity whose securities trading decisions are influenced or controlled by such insiders. This policy applies to transactions in the Company’s common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Insider trading violations are not limited to trading by the insider alone; it is also illegal to share nonpublic material information with others who then use such information to purchase or sell the Company’s stock. Liability in such cases can extend to the “tipper” -- the insider who told someone nonpublic information -- and the “tippee” -- the person who purchased or sold shares based on this nonpublic information. Insiders may be subject to criminal prosecution and/or civil liability for trading (which includes both a purchase and sale) in the Company’s stock when they know material information concerning the Company that has not been fully disclosed to the Policy Document Confidential 5

Insider Trading Policy GLD-004 Policy owner: Chief Legal Officer Version: 1.8 Policy status: Approved Revision Date: 5/06/2025 public. Criminal penalties for persons engaged in insider trading can reach $5 million per violation for individuals and a maximum jail sentence of 20 years. Civil actions may be brought by private plaintiffs or the Securities and Exchange Commission (“SEC”). The SEC is now authorized to seek penalties in such actions of up to three times the profit made or losses avoided by the violator. In addition to the potential criminal and civil liabilities mentioned above, in certain circumstances, the Company may be able to recover all profits made by an insider from trades in the Company’s stock and collect other damages. Insider trading can cause a substantial loss of confidence in the Company and its stock on the part of the investing public and the securities markets. This could obviously have an adverse impact on the Company, the Company’s stock price and its stockholders. Employees of the Company who violate this policy statement shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment. This policy statement and the guidelines described herein also apply to Inside Information relating to other companies, including the Company’s vendors and suppliers (“business partners”), when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All officers, directors, employees, consultants and contractors should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company. B. Definition of Material Information. The U.S. Supreme Court has classified information as material if a reasonable investor would consider it important in making a decision to purchase, hold or sell a company’s securities. In Regulation FD, the SEC has given some examples of events which may be material depending on the circumstances, including: □ revenues, expenses and other earnings information; □ new or canceled bookings; □ execution or termination of material contracts; Policy Document Confidential 6

Insider Trading Policy GLD-004 Policy owner: Chief Legal Officer Version: 1.8 Policy status: Approved Revision Date: 5/06/2025 □ mergers, acquisitions, tender offers, joint ventures, or changes in assets; □ significant cybersecurity incidents or risks; □ pending or threatened significant litigation or government actions, or the resolution thereof; □ significant new products or discoveries, or developments regarding customers or suppliers; and □ changes in control or in management. We emphasize that this list is merely illustrative of the type of information that may be material and is not an exhaustive list. By including this list, we do not mean to imply that each of these items is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). It is difficult to describe exhaustively what constitutes “material information,” but you should assume that any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold our stock would be material. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Nonpublic information is information that has not been widely disseminated to the public (for example, through an SEC filing, major newswire services, national news services and financial news services) and is otherwise not available to the general public. Again, you may not trade at any time if you have knowledge of material information about the Company that has not been made widely available to the investing public. After any material information has been released, you should refrain from trading until sufficient time has passed to ensure that the information has been widely distributed to the investing public. In most cases, it is recommended that you refrain from trading for two full business days after release by the Company of the information. However, if circumstances warrant, it may be advisable to wait longer. If you have any question as to whether it is appropriate to trade in a given circumstance, contact the Company’s Compliance Officer prior to trading. C. Inadvertent Disclosure. If Inside Information is inadvertently disclosed by any employee, officer or director to a person outside the Company who is not obligated to keep the information confidential, you should immediately report all the facts to the Compliance Officer so that the Company may take appropriate remedial action. Under SEC rules, the Company generally has only 24 hours after learning of an inadvertent Policy Document Confidential 7

Insider Trading Policy GLD-004 Policy owner: Chief Legal Officer Version: 1.8 Policy status: Approved Revision Date: 5/06/2025 disclosure of material nonpublic information to publicly disclose such information. D. Trading Guidelines. In order to ensure that all Company personnel comply with insider trading policies, the Company has established these insider trading guidelines. 1. Trading Windows. The risks and uncertainties inherent in insider trading are such that the Company has established “trading windows” when trading in the Company’s securities is not generally prohibited. Please note that “trading” includes not only transactions on the Company’s common stock in the open market or pursuant to equity incentive and other plans but so-called “derivatives transactions,” as detailed below. Any such transactions should be made with extreme caution and with recognition of the legal prohibitions against the use by corporate insiders of Inside Information for their own use: (i) Black-out Periods. The Company has determined that directors, executive officers, their respective affiliates and other individuals designated by the Company from time to time will not be permitted to trade in the Company’s securities between the 16th day of the third calendar month of each quarter and the close of market on the second trading day following the date of public disclosure of the financial results for that quarter (the “Insider Black-out Period”). (ii) Limited Trading Periods. From time to time Inside Information regarding the Company may be pending. While such information is pending, the Company may impose a special “black-out” period during which the same prohibitions and recommendations shall apply. Therefore, you may not trade, without prior permission from the Compliance Officer, during any period that the Company has designated as a “limited trading period,” whether or not you possess any material inside information about the Company (such a period might be imposed, for example, during a public offering of the Company’s securities). Any person made aware of the existence of a special “black-out” period should not disclose the existence of the blackout to any other person. (iii) Trading Windows. Subject to the general restrictions on insider trading under this Policy, as noted below, directors, officers or other designated individuals subject to the Insider Black-out Periods may only trade during the period commencing on the third business day following release to the public of financial results for that previous quarter or fiscal year until the 15th day of the third calendar month of the current quarter. Policy Document Confidential 8

Insider Trading Policy GLD-004 Policy owner: Chief Legal Officer Version: 1.8 Policy status: Approved Revision Date: 5/06/2025 Caution must still be exercised, however. Trading in the Company’s securities during the trading windows should not be considered a “safe harbor,” and all directors, officers and employees should use good judgment at all times. While the exact timing will vary from year to year, quarterly earnings releases will usually be issued to the public three or four weeks after the end of each quarter, and annual results will be published approximately four to eight weeks after our March 31 fiscal year end. Check with the Compliance Officer for the exact timing of dissemination of such information. (iv) Mandatory Pre-clearance of Trades. The Company has determined that all directors and employees who are at the level of Vice President or above who are subject to the Insider Black-out Period (“Designated Insiders”) must not trade in the Company’s securities, even during the trading windows, without first complying with the Company’s mandatory “pre-clearance” process. The Compliance Officer maintains a current list of every Designated Insider who, along with his or her family members and affiliates, is subject to the Insider Black-out Period and the mandatory pre-clearance of securities trades procedures. The Compliance Officer is responsible for notifying everybody on this list that he or she is subject to these restrictions. If you have any doubt as to whether these special restrictions apply to you, you should contact the Compliance Officer. All Designated Insiders should follow the trading pre-clearance procedures communicated to them by the Company. Any questions regarding the process for pre-clearing trades should be directed to the Company’s Compliance Officer prior to commencing any trade in the Company’s securities. The Compliance Officer will consult as necessary with senior management of and/or counsel to the Company before clearing any proposed trade. Pre-clearance approval is only valid in writing for up to five (5) business days after the date it is given, subject to the other restrictions contained in this policy. Pre-clearance approval is not required for any transaction made pursuant to a pre-approved, pre-planned trading program implemented in accordance with this policy nor is pre-clearance approval required of individuals who are subject to the Insider Black-out Periods but are not otherwise Designated Insiders. If a request for pre-clearance is denied, the fact of such denial must be kept confidential by the person requesting such pre-clearance. 2. “Derivatives Transactions” -- Additional Trading Restrictions. The Company considers it improper and inappropriate for any director, officer or other Policy Document Confidential 9

Insider Trading Policy GLD-004 Policy owner: Chief Legal Officer Version: 1.8 Policy status: Approved Revision Date: 5/06/2025 employee of the Company to engage in short-term or speculative transactions in the Company's securities. Therefore, it is the Company's policy that directors, officers and other employees may not engage in any of the following transactions: (i) Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. Moreover, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited. In addition, Section 16(c) of the Exchange Act generally prohibits officers and directors from engaging in short sales of securities that they do not already own. (ii) Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore can create the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”) (iii) Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, directors and employees are prohibited from engaging in any such transactions. (iv) Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged or hypothecated as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Inside Information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from Policy Document Confidential 10

Insider Trading Policy GLD-004 Policy owner: Chief Legal Officer Version: 1.8 Policy status: Approved Revision Date: 5/06/2025 holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. 3. Exceptions. (i) Stock Option Exercise. For purposes of this policy statement the Company considers the exercise of stock options under the Company’s stock option plan to be exempt from this policy statement, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. This policy statement does apply, however, to the sale of any shares issued upon such exercise or purchase, including to fund the option exercise price (i.e., a cashless exercise of options) or related taxes. (ii) Employee Stock Purchase Plan (ESPP). The Company has determined that this policy statement will not apply to purchases of Company stock through the employee stock purchase plan (ESPP) by means of a periodic contribution or lump-sum contribution of money to the plan pursuant to an election made at the time of enrollment in the ESPP. For clarity, this policy does apply to sales of ESPP shares. (iii) Trading Pursuant to Approved Pre-Planned Trading Plans. A transaction made pursuant to a plan in compliance with SEC Rule 10b5-1(c) provides an affirmative defense to insider trading liability by providing that a purchase or sale of securities pursuant to such plan is not “on the basis of” Inside Information even where the individual or entity making the purchase or sale is demonstrated to have possessed such information at the time of the purchase or sale. Notwithstanding any other guidelines contained herein, it shall not be a violation of this Insider Trading Policy, including the Company’s pre-clearance and blackout restrictions, for you to sell (or purchase) securities of the Company under certain pre-planned trading programs adopted to purchase or sell securities in the future which are in compliance with SEC Rule 10b5-1 and are established in accordance with this Policy, including the limitations identified in this section D.3.(iii) (an “Approved Rule 10b5-1 Trading Policy Document Confidential 11

Insider Trading Policy GLD-004 Policy owner: Chief Legal Officer Version: 1.8 Policy status: Approved Revision Date: 5/06/2025 Plan”). However, you may not enter into a trading program, modify or terminate a trading program during an Insider Black-out Period, if applicable, or any other time in which you may be in possession of Inside Information regarding the Company or its securities. Furthermore, the Company shall apply the following policies with respect to pre-planned trading programs: • Individuals may not have more than one (1) pre-planned trading program effective at any time (For purposes of clarification, employees may have more than one trading plan (which together constitute one trading program) when such plans are exclusively managed within the Company’s automated E*Trade 10b5-1 trading platform which prevents the same shares from being included in more than one plan). Additionally, individuals may enter into one later-commencing plan so that the cooling off period of the later plan can begin to run while an existing plan is in place, provided that the individual does not early terminate the first plan, in which case a full waiting period from the time of such termination must occur. Individuals may also have an additional plan providing only for eligible Sell-to-Cover (as defined below), where the plan provides for sales of securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory stock award; • Individuals may not transact in the Company’s securities outside of a pre-planned trading program during any period of time in which such individual has a pre-planned trading program effective; • Individuals may not have more than one (1) pre-planned trading program in any 12-month period that is designed to effect a single transaction, and single transaction plans are generally discouraged; • A cooling off period shall apply during which time an individual may not trade in the Company’s securities through a pre-planned trading program (a “cooling off period”) after that individual enters into or modifies a pre-planned trading program. For Section 16 Individuals, such cooling off period ends on the later of (i) 90 days after the adoption of the program or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the program was adopted that discloses the Company’s financial results (but in any event, this waiting period is subject to a maximum of Policy Document Confidential 12

Insider Trading Policy GLD-004 Policy owner: Chief Legal Officer Version: 1.8 Policy status: Approved Revision Date: 5/06/2025 120 days after adoption of the program). For all other individuals, the cooling off period must be at least 30 days from adoption of the program.. While the Company does not restrict the number of changes that you can make to a pre-planned trading program, frequent amendments during the term of a pre-planned trading program may weaken the affirmative defense to insider trading liability. The Compliance Officer must approve all pre-planned trading programs in advance (including amendments thereto), in writing. In addition, the Compliance Officer will need to ensure that the individual who wishes to establish or modify the trading program does not possess, any Inside Information about the Company. Also, the Company may be aware of Inside Information (that the individual is unaware of) that may make it imprudent for the Compliance Officer to approve the trading program at that time. Each Section 16 Individual understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities. If any questions arise, such person should consult with their own counsel in designing a trading program. In addition, each Section 16 Individual should be aware that the Company will be required to make quarterly disclosures regarding all Approved Rule 10b5-1 Trading Plans entered into, amended or terminated by Section 16 Individuals and to include the material terms of such plans, other than pricing information. Each individual adopting the trading plan is solely responsible for compliance with Rule 10b5-1 and ensuring that the trading plan meets the other conditions set forth above. The Company may, in the sole discretion of the Compliance Officer, upon the advice of counsel, determine that any proposed Rule 10b5-1 trading plan is inconsistent with the Company’s policies and is not an Approved Rule 10b5-1 Trading Plan that is exempt from the Trading Window and pre-clearance requirements set forth above. The Company strongly recommends that a person seeking to adopt a trading plan consult an attorney prior to the adoption of a trading plan. (iv) Transactions in Connection with the Payment of Tax Withholding Obligations. • Sale of Shares to Pay Tax Withholding Obligations. It is the policy of the Company that unless otherwise set forth in the next paragraph or Policy Document Confidential 13

Insider Trading Policy GLD-004 Policy owner: Chief Legal Officer Version: 1.8 Policy status: Approved Revision Date: 5/06/2025 restricted pursuant to the terms of the plan or award under which stock options, stock purchase rights, restricted stock or restricted stock units (the “Grants”) have been granted (and subject to the further exception below applicable only to equity plan participants that are Section 16 Individuals), the Company only permits, unless otherwise approved by the Company, the Company’s transfer agent (together with any other party the Company determines necessary to execute the transactions described herein, the “Agent”) to sell on the open market that number of whole shares of Company common stock (the “Shares”) issuable upon vesting of the Grants necessary to satisfy the all applicable federal, state and local taxes required by law to be withheld (the “Withholding Obligations”) and remit to the Company the proceeds of such sale in satisfaction of the Withholding Obligations (“Sell to Cover”) at the time of vesting. • Cancellation of Shares in Settlement of Withholding Tax Obligations. However, in recognition of the additional restrictions and reporting obligations imposed on equity plan participants who are Section 16 Individuals, it is the policy of the Company that the default method for Section 16 Individuals to satisfy their Withholding Obligations by withholding that whole number of Shares that would otherwise be issuable to such Section 16 Individual upon vesting of the Grants necessary to satisfy their Withholding Obligations (“Net Share Settle”). In the event, however, the aggregate fair market value of all of the Shares withheld pursuant to Net Share Settle in any given fiscal year exceeds an amount that may be approved by the Board or the Compensation Committee of the Board from time to time, then any subsequent Withholding Obligations shall be satisfied by Sell to Cover at the time of vesting for the remainder of such fiscal year, so long as such sales of Shares do not result in any short-swing liability under Section 16(b) of the Exchange Act for the Section 16 Individual. • Transactions Exempt from Insider Black-Out Period. The satisfaction of such Withholding Obligations by either Sell-to-Cover (which is the Company’s default method) or, at the election of such Section 16 Individual, to Net Share Settle in accordance with the conditions specified above, the issuance of the “net” number of shares after either such tax withholding method by the Company to the equity plan participant shall be a permitted transaction during the black-out period under this policy statement and both (i) the Sell-to-Cover and (ii) the withholding and cancellation of shares for this purpose shall constitute an exception to this policy statement. Policy Document Confidential 14

Insider Trading Policy GLD-004 Policy owner: Chief Legal Officer Version: 1.8 Policy status: Approved Revision Date: 5/06/2025 (v) Certain Transactions with the Company. Because transactions with the Company are within its discretion and ability to monitor compliance with insider trading rules, in general, acquisitions of the Company’s securities from the Company, and dispositions of the Company’s securities to the Company, are excepted from this policy. This exception is limited to transactions that could be exempt under SEC Rule 16b-3(d) and (e) if the transaction had involved a Section 16 Individual, without regard to the board of director and shareholder approval requirements of the rule. This exception will not prevent the Company from determining in any situation that it will not allow a transaction involving an acquisition of securities from, or disposition of securities to, the Company. 4. Gift of Securities. Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Whether a gift of securities is a transaction that should be avoided while the person making the gift is aware of Inside Information may depend on various circumstances surrounding the gift. For example, a gift may be considered a transaction if the insider receives a monetary benefit such as a tax deduction by donating shares to a charity before the stock price drops. Accordingly, you are encouraged to consult the Chief Legal Officer when contemplating a gift, and Designated Insiders are required to obtain pre-clearance of the gift. E. Confidentiality. Serious problems could be caused for the Company by unauthorized disclosure of internal information about the Company or its business partners, whether or not for the purpose of facilitating trading in the stock. Company personnel should not discuss internal Company matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties. If you are aware of material information relating to the Company or its business partners that has not been made available to the public via a press release or other public disclosure for at least two full days, you are prohibited by law as well as by Company policy from trading in the Company’s stock or directly or indirectly disclosing such information to any other persons so that they may trade in the Company’s stock (see above). Material information would include the fact that a “limited trading period” (i.e., a special “blackout” period) has been designated as such under this Policy. This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. This includes, among other things, questions on any of the following matters: Policy Document Confidential 15

Insider Trading Policy GLD-004 Policy owner: Chief Legal Officer Version: 1.8 Policy status: Approved Revision Date: 5/06/2025 □ overall business trends □ subscriptions and cancellations □ pricing □ costs □ customer data □ new products or technology. It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances. If you receive any inquiries of this nature, please decline to comment and refer the matter to the Company’s Chief Financial Officer. It is worth emphasizing that this prohibition applies to any disclosure of Company and third-party confidential information on the Internet and more specifically in chat rooms and other forums (chat rooms) where companies and their prospects are discussed, such as Yahoo! Finance, Facebook and Twitter and expert network sites. Although there are often inaccuracies in the information posted in these forums, you should never respond to any posts as you may inadvertently disclose Inside Information or otherwise create significant legal and financial risk to the Company. Any unauthorized posts on the internet concerning the Company are therefore strictly prohibited, without exception. F. Additional Information for Section 16 Individuals. Section 16 Individuals must also comply with the reporting obligations and limitations on “short-swing” transactions set forth in the federal securities laws. The practical effect of these provisions is that Section 16 Individuals who both purchase and sell the Company's securities within a six-month period must refund all profits from the sale to the Company, whether or not they had knowledge of any material nonpublic Information. Under these provisions, and so long as the other criteria are met, the receipt of options and RSUs under the Company's equity incentive plans, the receipt of shares upon exercise of those options or vesting of those RSUs, and the purchase of shares through the Employee Stock Purchase Plan are not subject to these restrictions; however, the sale of any such shares is subject to this 6-month rule. G. Conclusion. In order to ensure that all Company personnel comply with insider trading policies, the Company has established the formal insider trading Policy Document Confidential 16

Insider Trading Policy GLD-004 Policy owner: Chief Legal Officer Version: 1.8 Policy status: Approved Revision Date: 5/06/2025 guidelines set forth in this policy statement. If you have any questions as to whether it would be appropriate for you to purchase or sell stock of the Company, or if you are uncertain as to any of your responsibilities or obligations under the above guidelines, you should immediately consult with the Compliance Officer for clarification prior to buying or selling any stock or making any statement. Attempting to resolve uncertainties on your own could result in serious legal and financial difficulties for you and for the Company. Failure to observe these guidelines may result in serious consequences, including the termination of your employment with the Company. H. Certification. All employees must certify their understanding of, and intent to comply with, this policy statement and acknowledge that a failure to comply in all respects with the provisions of this policy statement is a basis for termination for cause of their employment or other service relationship with the Company. Policy Document Confidential 17